January 10, 2011

Crown Auto Holdings, Inc.
2760 South State Street, S
Lake City, Utah 84115

Dear Sirs:

                 We have acted as counsel to Crown Auto Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the selling security holder(s) referred to in the Registration Statement of up to 3,000,000 shares of the Company’s common stock, par value $0.001 per (collectively, the “Shares”).

In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 3,000,000 shares of common stock to be sold by the selling shareholders are duly authorized and legally issued by the Company and fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including statutory provisions, applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinions set forth herein are subject to the following qualifications: (a) I have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) the opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

/s/ Ryan Alexander
Ryan Alexander, Esq.
THE LAW OFFICERS OF RYAN ALEXANDER

CONSENT

I HEREBY CONSENT to the inclusion of my name and use of my opinion in connection with the Form S-1 Registration Statement filed with the Securities and Exchange Commission as special counsel for the registrant, Crown Auto Holdings, Inc.

Very truly yours,

/s/ Ryan Alexander
Ryan Alexander, Esq.